EXHIBIT 5

[Letterhead of Naschitz, Brandes & Co., Advocates]

Tel-Aviv, February 12, 2012

EZchip Semiconductor Ltd.
1 Hatamar Street
Yokneam 20692
Israel

Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the "Registration Statement") to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on behalf of EZchip Semiconductor Ltd., a company organized under the laws of the State of Israel (the "Company"), relating to 2,575,567 of the Company's Ordinary Shares, nominal value NIS 0.02 per share (the "Shares"), issuable under the Company's 2003 Amended and Restated Equity Incentive Plan (f/k/a 2003 Israeli Share Option Plan) (the "Plan").

As Israeli counsel to the Company, we have examined such corporate records, certificates and other documents, and such questions of law, as we have considered necessary or appropriate for the purpose of our opinion.  Upon the basis of such examination, we are of the opinion that, the Shares, when issued and sold pursuant to the terms of the Plan and the grants thereunder, will be legally and validly issued, fully paid and non-assessable.

The opinion expressed herein is limited to Israeli law, and we do not express any opinion as to the laws of any other jurisdiction.

We consent to the filing of this opinion as an exhibit to the Registration Statement.  In giving such consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours, /s/ Naschitz, Brandes & Co. Naschitz, Brandes & Co., Advocates